EXHIBIT 23.0
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (No. 333-57513, No. 333-71415, No. 333-87599, No. 333-88976, No. 333-88980, No. 333-88982, No. 333-134473, No. 333-134474, No. 333‑134475, No. 333-167146, No. 333-192985 and No. 333-197614) on Form S-8 and (No. 333-156271, No. 333‑167145 and No. 333-240150) on Form S-3 of Heritage Financial Corporation of our report dated February 26, 2021 relating to the consolidated financial statements and effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K.

/s/ Crowe LLP

Denver, Colorado
February 26, 2021